SHAREHOLDER SERVICING AGREEMENT
Global Real Estate Investments Fund (the “Fund”)
October 13, 2009
Ascent Real Estate Securities, LLC
8400 East Crescent Parkway, Suite 600
Greenwood Village, Colorado 80111
Gentlemen:
     We herewith confirm our agreement with you as follows:
     Ascent Real Estate Securities, LLC (“You” or the “Distributor”) will perform or arrange for others, including organizations, whose customers or clients are shareholders of the Fund (the “Shareholder Servicing Agents”) to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent (“Shareholder Services”). You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents for performing Shareholder Services or for the payment of trail commissions as set forth below. At least quarterly in each year this Agreement remains in effect, you will prepare and furnish to the Board of Trustees for their review a written report regarding the amounts expended for Shareholder Services, including payments made to Shareholder Servicing Agents, and the purposes for which such expenditures were made.
     In consideration of your performance of the Shareholder Services, we will pay you a Service Fee, as defined by Rule 2830(b)(9) of the Conduct Rules, as amended, of the Financial Industry Regulatory Authority (FINRA), at the annual rate of one-quarter of one percent (0.25%) of the Fund’s average daily net assets (the “Shareholder Servicing Fee”). Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.
     You will in your sole discretion determine the amount of any payments made by you pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which we are required to pay to you under either this Agreement or any management agreement or distribution agreement between you and us, or otherwise and provided further that only after thirteen months from the date of purchase of Fund shares by a shareholder may the Distributor pay participating broker-dealers based on the net assets of such shareholder attributable to that participating broker-dealer, as a trail commission.

     You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services.
     Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Trustees to be entered into between our distributor and the Shareholder Servicing Agents.
     We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.
     This Agreement will become effective on the date the Securities and Exchange Commission declares effective the Fund’s registration statement relating to the initial offering of its common shares and will remain in effect for one year from that date and, thereafter, for successive twelve (12) month periods, provided that such continuation is specifically approved at least annually by vote of our Board of Trustees and of a majority of those of our Trustees who are not Interested Persons, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and have no direct or indirect financial interest in the operation of this Agreement, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, by vote or a majority of our entire Board of Trustees, and by a vote of a majority of our Trustees who are not Interested Persons, and who have no direct or indirect financial interest in the operation of this Agreement, or by vote of a majority of our outstanding voting securities, as defined in the 1940 Act, on sixty (60) days’ written notice to you, or by you on sixty (60) days’ written notice to us.
     This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.
     Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.
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     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

GLOBAL REAL ESTATE INVESTMENTS FUND

By:
Name:
Title:
ACCEPTED:
ASCENT REAL ESTATE SECURITIES, LLC

By:
Name:
Title